EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  by and among

                             RENTERS CHOICE, INC.,

                                COLORTYME, INC.

                                      and

                           CT ACQUISITION CORPORATION

                                  May 15, 1996

                                TABLE OF CONTENTS
                                                                            Page
       ARTICLE 1 - THE MERGER ............................................     1
  1.1  The Merger ........................................................     1
  1.2  Closing ...........................................................     1
  1.3  Effective Time of the Merger ......................................     2

       ARTICLE 2 - THE SURVIVING CORPORATION .............................     2
  2.1  Articles of Incorporation .........................................     2
  2.2  By-Laws ...........................................................     2
  2.3  Directors and Officers of the Surviving Corporation ...............     2

       ARTICLE 3 - CONVERSION OF SHARES ..................................     3
  3.1  Company Common Stock ..............................................     3
  3.2  Company Preferred Stock ...........................................     3
  3.3  Merger Sub Common Stock ...........................................     4
  3.4  Payment of Merger Consideration ...................................     4
  3.5  Dividends; Transfer Taxes .........................................     4
  3.6  Closing of Company Transfer Books .................................     4

       ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
       AND THE MERGER SUB ................................................     5
  4.1  Organization ......................................................     5
  4.2  Capitalization ....................................................     5
  4.3  Certain Corporate Matters .........................................     5
  4.4  Authority Relative to this Agreement ..............................     5
  4.5  Consents and Approvals; No Violations .............................     6
  4.6  Reports and Financial Statements ..................................     6
  4.7  Brokers' or Finders' Fees .........................................     6

       ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF THE COMPANY .........     7
  5.1  Organization ......................................................     7
  5.2  Capitalization and Ownership of the Company .......................     7
  5.3  Certain Corporate Matters .........................................     7
  5.4  Subsidiaries ......................................................     8
  5.5  Capital Stock of Subsidiaries .....................................     8
  5.6  Authority Relative to this Agreement ..............................     9
  5.7  Franchises, Franchisees and the UFOC ..............................     9
  5.8  Consents and Approvals; No Violations .............................    10
  5.9  Financial Statements ..............................................    11
  5.10 Events Subsequent to Financial Statements .........................    11
  5.11 Undisclosed Liabilities ...........................................    13
  5.12 Tax Returns and Audits ............................................    13

  5.13 Property ..........................................................    15
  5.14 Tangible Property .................................................    15
  5.15 Inventory .........................................................    15
  5.16 Lease Purchase Agreements .........................................    16
  5.17 Licenses and Permits ..............................................    16
  5.18 Assets Necessary to Business ......................................    16
  5.19 Books and Records .................................................    16
  5.20 Product Liability .................................................    16
  5.21 Questionable Payments .............................................    17
  5.22 Environmental Matters .............................................    17
  5.23 Motor Vehicles and Equipment ......................................    17
  5.24 Ordinances, Regulations and Conditions of Stores ..................    17
  5.25 Patents, Trademarks, Etc...........................................    18
  5.26 Insurance .........................................................    18
  5.27 Contracts .........................................................    18
  5.28 Litigation ........................................................    19
  5.29 Employees .........................................................    19
  5.30 Employee Benefit Plans ............................................    20
  5.31 Legal Compliance ..................................................    21
  5.32 Brokers Fees ......................................................    21
  5.33 Disclosures .......................................................    21

       ARTICLE 6 - [Reserved] ............................................    21

       ARTICLE 7 - ADDITIONAL AGREEMENTS .................................    21
  7.1  Access and Information ............................................    21
  7.2  Insurance Laws ....................................................    22
  7.3  Press Releases ....................................................    22
  7.4  Expenses ..........................................................    22
  7.5  Benefits Provided to Employees of the Purchaser ...................    22
  7.6  The Company's 401(k) Plan .........................................    22

       ARTICLE 8 - CONDITIONS TO CLOSING .................................    23
  8.1  Conditions to Obligations of Each Party to Effect the Closing .....    23
  8.2  Additional Conditions to the Purchaser's Obligations ..............    23
  8.3  Additional Conditions to the Company's Obligations ................    25

       ARTICLE 9 - [Reserved] ............................................    27

       ARTICLE 10 - GENERAL PROVISIONS ....................................   27
  10.1 Notices ............................................................   27
  10.2 Interpretation .....................................................   28
  10.3 Severability .......................................................   28
  10.4 Miscellaneous ......................................................   28
  10.5 Material Adverse Breach ............................................   29
  10.6 GOVERNING LAW ......................................................   29
  10.7 Counterparts .......................................................   29

                        TABLE OF EXHIBITS AND SCHEDULES

EXHIBITS

EXHIBIT A ......................   Form of Plan of Merger
EXHIBIT B ......................   Form of Noncompetition Agreement
EXHIBIT C ......................   Form of Opinion of Counsel to the Company
EXHIBIT D ......................   Form of Opinion of Counsel of the Purchaser

SCHEDULES

SCHEDULE 5.2(a) ................   Voting Agreements
SCHEDULE 5.2(b) ................   List of Shareholders
SCHEDULE 5.3 ...................   Jurisdictions in which the Company Operates
SCHEDULE 5.4 ...................   Subsidiaries
SCHEDULE 5.5 ...................   Capital Stock of Subsidiaries
SCHEDULE 5.7(f) ................   Franchise Agreements
SCHEDULE 5.7(g) ................   Franchisee's Claims
SCHEDULE 5.8 ...................   Consents and Approvals
SCHEDULE 5.9 ...................   Financial Statements
SCHEDULE 5.10 ..................   Material Changes
SCHEDULE 5.11 ..................   Liabilities
SCHEDULE 5.12 ..................   Tax Returns and Audits
SCHEDULE 5.13 ..................   Real Property
SCHEDULE 5.15 ..................   Inventory
SCHEDULE 5.20 ..................   Product Liability
SCHEDULE 5.23 ..................   Motor Vehicles and Equipment
SCHEDULE 5.25 ..................   Intellectual Property
SCHEDULE 5.26 ..................   Insurance
SCHEDULE 5.27(a) ...............   Material Contracts
SCHEDULE 5.27(b) ...............   Defaults of and Changes to Material Contracts
SCHEDULE 5.28 ..................   Litigation
SCHEDULE 5.29 ..................   Employees
SCHEDULE 5.30 ..................   Employee Benefit Plans

ANNEXES

ANNEX 1 ........................   Merger Consideration

                      AGREEMENT AND PLAN OF REORGANIZATION

         This AGREEMENT AND PLAN OF REORGANIZATION, dated as of May 15, 1996 (this "Agreement"), is made and entered into by and among Renters Choice, Inc., a Delaware corporation (the "Purchaser"), ColorTyme, Inc., a Texas corporation (the "Company"), and CT Acquisition Corporation, a Texas corporation and a wholly-owned subsidiary of the Purchaser (the "Merger Sub").

                                    RECITALS

         WHEREAS, the respective Boards of Directors of the Purchaser, the Merger Sub and the Company deem it advisable and in the best interests of their respective stockholders and shareholders that the Purchaser acquire the Company through a merger (the "Merger") of the Company with and into the Merger Sub upon the terms and subject to the conditions of this Agreement and the Plan of Merger (the "Plan of Merger") attached hereto as EXHIBIT A;

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, the Company has 8,100 shares (the "Common Shares") of common stock, par value $10.00 per share (the "Company Common Stock"), and 4,000,000 shares (the "Preferred Shares, and together with the Common Shares, the "Shares") of Class A, Non Voting Preferred Stock, par value $1.00 per share (the "Company Preferred Stock") issued and outstanding.

         NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

                                    ARTICLE 1
                                   THE MERGER

         1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in SECTION 1.3 hereof), the Company shall be merged with and into the Merger Sub and the separate corporate existence of the Company shall thereupon cease. The Merger Sub (sometimes hereinafter referred to as the "Surviving Corporation") shall be the surviving corporation in the Merger. The Merger shall have the effects set forth in Section 5.06 of the Texas Business Corporation Act (the "TBCA").

         1.2 CLOSING. The closing of the Merger (the "Closing") shall take place at 9:00 o'clock a.m., local time, at the offices of Winstead Sechrest & Minick P.C., located at 1201 Elm Street, Suite 5400, Dallas, Texas 75270 on May 15, 1996, or as soon as reasonably practicable thereafter as the conditions set forth in ARTICLE 8 have been satisfied or waived.

         1.3 EFFECTIVE TIME OF THE MERGER. If all the conditions to the Merger set forth in ARTICLE 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in
ARTICLE 9, the parties hereto shall cause Articles of Merger (the "Articles of Merger") that meet the requirements of Section 5.04 of the TBCA to be properly executed and filed with the Secretary of State of the State of Texas on the Closing Date. The Merger shall be effective at the time of filing of the Articles of Merger with the Secretary of State of the State of Texas in accordance with the TBCA or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                    ARTICLE 2
                            THE SURVIVING CORPORATION

         2.1 ARTICLES OF INCORPORATION. The Articles of Incorporation of the Merger Sub shall be the Articles of Incorporation of the Surviving Corporation without change, except that Article I, "Name" shall be amended in its entirety to read as follows:

                  "The name of the Corporation is 'ColorTyme, Inc.'"

         2.2 BY-LAWS. The By-Laws of the Merger Sub as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation.

         2.3      DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

                  (a) The directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and By-Laws of the Surviving Corporation or as otherwise provided by law.

                  (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.



AGREEMENT AND PLAN OF REORGANIZATION - Page 2

                                    ARTICLE 3
                              CONVERSION OF SHARES

         3.1 COMPANY COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company, the Merger Sub or any holder of capital stock of any of them:

                  (a) Subject to the limitations contained herein, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive the per share consideration set forth beside the name of the holder of such share on ANNEX 1 hereto, which consideration shall be payable in cash and in shares of common stock of Renters Choice, Inc. (the "Renters Choice Common Stock") in the proportions set forth on ANNEX 1 hereto.

                  (b) All shares of Company Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing Common Shares shall thereafter cease to have any rights with respect to such Common Shares, except to receive, upon the surrender of such certificate, without interest, the consideration payable to such shareholder in accordance with SECTION 3.1(A).

                  (c) Each share of Company Common Stock held in the treasury of the Company and each such share held by the Purchaser or the Merger Sub immediately prior to the Effective Time shall be cancelled and retired without any payment of any consideration therefor.

         3.2 COMPANY PREFERRED STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company, the Merger Sub or the holder of capital stock of any of them:

                  (a) Subject to the limitations contained herein, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive the per share consideration set forth beside the name of the holder of such share on ANNEX 1 hereto, which consideration shall be payable in cash and shares of Renters Choice Common Stock in the proportions set forth on ANNEX 1 hereto.

                  (b) Each share of Company Preferred Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing Preferred Shares shall thereafter cease to have any rights, except to receive, upon the surrender of such certificate, without interest, the consideration payable to such shareholder pursuant to SECTION 3.2(A).


AGREEMENT AND PLAN OF REORGANIZATION - Page 3


         3.3 MERGER SUB COMMON STOCK. Each share of the Merger Sub's common stock, par value $.01 per share (the "Merger Sub Stock"), issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

         3.4 PAYMENT OF MERGER CONSIDERATION. The Purchaser shall authorize one or more persons to act as paying agent hereunder (the "Paying Agent"). On the Closing Date, the Purchaser or the Merger Sub shall deposit with the Paying Agent cash in the amount of $4,665,751 and 343,175 shares of Renters Choice Common Stock (collectively, the "Merger Consideration"). As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to pay to each holder of Shares (a "Company Shareholder," and together with all other holders of Shares, the "Company Shareholders"), upon surrender to the Paying Agent of one or more certificates ("Certificates") representing such Shares, the consideration payable to such holder, as shown on Annex 1 hereto. The shares of Renters Choice Common Stock included in the Merger Consideration shall be deemed to have been issued at the Effective Time.

         3.5 DIVIDENDS; TRANSFER TAXES. No dividends that are declared on shares of Renters Choice Common Stock will be paid to Company Shareholders until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such shares of Renters Choice Common Stock shall be issued any dividends which shall have become payable with respect to such shares between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. If any certificates for any shares of Renters Choice Common Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered it shall be a condition of such exchange that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Renters Choice Common Stock in a name other than that of the registered holder of the Certificate surrendered or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a Company Shareholder for any shares of Renters Choice Common Stock or dividends thereon delivered to a public official pursuant to applicable escheat laws.

         3.6 CLOSING OF COMPANY TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates representing shares of Renters Choice Common Stock.

AGREEMENT AND PLAN OF REORGANIZATION - Page 4

                                    ARTICLE 4
                        REPRESENTATIONS AND WARRANTIES OF
                        THE PURCHASER AND THE MERGER SUB

         Each of the Purchaser and the Merger Sub hereby represents and warrants to the Company as follows:

         4.1 ORGANIZATION. Each of the Purchaser and the Merger Sub has been duly incorporated, is validly existing as a corporation and is in good standing under the laws of its state of incorporation, and has the requisite corporate power to carry on its business as now conducted.

         4.2 CAPITALIZATION. The authorized capital stock of the Purchaser consists of 30,000,000 shares of Renters Choice Common Stock, and 5,000,000 shares of preferred stock, par value $.01 per share. As of May 8, 1996, 24,378,108 shares of Renters Choice Common Stock were issued and outstanding. As of the date hereof, no shares of the Purchaser's preferred stock are issued and outstanding. As of March 31, 1996, employee stock options to acquire 892,000 shares of Renters Choice Common Stock (the "Renters Choice Employee Stock Options") were outstanding under all stock option plans of the Purchaser and (d) 1,500,000 shares of Renters Choice Common Stock were reserved for issuance pursuant to all employee benefit plans of the Purchaser. All of the issued and outstanding shares of Renters Choice Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. All shares of Renters Choice Common Stock issuable as part of the Merger Consideration will be, when so issued, duly authorized, validly issued, fully paid and nonassessable. The authorized capital stock of the Merger Sub consists of 1,000 shares of Common Stock, par value $.01 per share, all of which are validly issued and outstanding, fully paid and nonassessable and are owned by the Purchaser.

         4.3 CERTAIN CORPORATE MATTERS. The Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where such failure would not have a material adverse effect on the Purchaser's financial condition, results of operations or business. The Purchaser has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

         4.4 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of the Purchaser and the Merger Sub has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Purchaser and the Merger Sub and the consummation by the Purchaser and the Merger Sub of the transactions contemplated hereby have been duly authorized by the Boards of Directors of the Purchaser and the Merger Sub, and by the Purchaser as the sole shareholder of the Merger Sub, and no other corporate proceedings on the part of the Purchaser or the Merger Sub are necessary to authorize

AGREEMENT AND PLAN OF REORGANIZATION - Page 5

this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Purchaser and the Merger Sub and constitutes a valid and binding agreement of each of the Purchaser and the Merger Sub, enforceable against the Purchaser and the Merger Sub in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

         4.5 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Act of 1933, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Arizona insurance laws, state or foreign laws relating to takeovers, if applicable, state securities or blue sky laws, and the filing and recordation of the Articles of Merger as required by the TBCA, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Purchaser and the Merger Sub of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by the Purchaser or the Merger Sub nor the consummation by the Purchaser or the Merger Sub of the transactions contemplated hereby, nor compliance by the Purchaser or the Merger Sub with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Certificate of Incorporation or By-Laws of the Purchaser or the Articles of Incorporation or By-Laws of the Merger Sub, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Purchaser or any of its subsidiaries is a party or by which any of them or of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser, any of its subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to the Purchaser and its subsidiaries taken as a whole.

         4.6 REPORTS AND FINANCIAL STATEMENTS. The Purchaser has filed all reports required to be filed with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act since January 1, 1995 (collectively, the "SEC Reports"). None of such SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.7 BROKERS' OR FINDERS' FEES. Neither the Purchaser nor anyone on its behalf has employed or made any other arrangement or agreement with any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement and no such person is entitled to a fee, commission or reimbursement of expenses from the Purchaser or anyone on its behalf upon the consummation of the transactions contemplated hereby.

AGREEMENT AND PLAN OF REORGANIZATION - Page 6

                                    ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Purchaser and the Merger Sub as follows:

         5.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has the requisite corporate power to carry on its business as now conducted.

         5.2      CAPITALIZATION AND OWNERSHIP OF THE COMPANY.

                  (a) The Company's entire authorized capital stock consists of
         (i) 10,000 shares of Company Common Stock, of which 10,000 shares are issued, 8,100 shares are outstanding and 1,900 shares are held in Treasury, (ii) 4,000,000 shares of Company Preferred Stock, of which 4,000,000 shares are issued and outstanding and (iii) 3,500,000 shares of Class B Non-Voting Preferred Stock, par value $1.00 per share, of which no shares are issued or outstanding. All shares of Company Common Stock and Company Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights. Except for the outstanding shares of Company Preferred Stock, there are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or transfer by the Company of additional shares of its capital stock and the Company has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments based upon the book value, income or other attribute of the Company. There are no voting trusts or any other agreements or understandings with respect to the voting of the Company's capital stock. Upon consummation of the Merger, the Purchaser will own a one hundred percent (100%) equity interest in the Surviving Corporation.

                  (b) SCHEDULE 5.2(B) hereto sets forth a true, accurate and complete list of all holders of capital stock of the Company and the number of shares of capital stock held by each such person. All securities issued by the Company, including, without limitation, the Shares, were issued in compliance, in all respects, with all applicable federal and state securities laws.

         5.3 CERTAIN CORPORATE MATTERS. The Company is duly licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction specified on SCHEDULE 5.3 hereto, which is every jurisdiction in which the character of the Company's properties or nature of the Company's business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified does not, or insofar as can reasonably be foreseen, in the future will not, have a material

AGREEMENT AND PLAN OF REORGANIZATION - Page 7

adverse effect on its financial condition, results of operations or business. The Company has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Purchaser true, accurate and complete copies of its Articles of Incorporation and By-Laws, which reflect all amendments made thereto at any time prior to the date of this Agreement. The minute books containing the records of meetings of the shareholders and Board of Directors of the Company are complete and correct in all material respects. The stock records of the Company and the shareholder lists of the Company that the Company has previously furnished to the Purchaser are complete and correct in all respects and accurately reflect the record ownership and the beneficial ownership of all the outstanding shares of the Company's capital stock and all other outstanding securities issued by the Company. The Company is not in default under or in violation of any provision of its Articles of Incorporation or By-Laws. To the best of its knowledge, the Company is not in material default or in material violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

         5.4 SUBSIDIARIES. SCHEDULE 5.4 hereto sets forth the name and jurisdiction of incorporation of each corporation or other legal entity more than 50% of the voting stock or other equity interests of which is owned directly or indirectly by the Company (each a "Subsidiary" and collectively the "Subsidiaries"). Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with the requisite corporate power and authority to own, operate and lease its properties and carry on its business as presently conducted, and is duly licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction specified on SCHEDULE 5.4 hereto, which is every jurisdiction in which the character of such Subsidiary's properties or nature of such Subsidiary's business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified does not, or insofar as can reasonably be foreseen, in the future will not, have a material adverse effect on its financial condition, results of operations or business. SCHEDULE 5.4 hereto sets forth, as to each Subsidiary, an accurate indication or whether it is active or inactive and, if active, each jurisdiction in which it transacts business. The Company has previously delivered to the Purchaser true, correct and complete copies of the certificates of incorporation and bylaws (or comparable governing documents) of each Subsidiary. All minute books of the Subsidiaries have been made available to the Purchaser for review and constitute all of the minute books of the Subsidiaries.

         5.5      CAPITAL STOCK OF SUBSIDIARIES.

                  (a) SCHEDULE 5.5 hereto sets forth, as to each Subsidiary, (i) the number of authorized shares of each class of its capital stock,
         (ii) the number of shares of each class of its capital stock issued and outstanding, and (iii) the name of and the number of shares of each class of its capital stock held by, each holder of record thereof. (All of the shares of capital stock of each Subsidiary are collectively

AGREEMENT AND PLAN OF REORGANIZATION - Page 8

         referred herein to as the "Subsidiary Shares.") All of the Subsidiary Shares are validly issued and outstanding, fully paid and nonassessable and owned directly by the Company free and clear of any lien, pledge, security interest or other encumbrance (each a "Lien"). There are no outstanding subscriptions, options, warrants, rights or other agreements or commitments obligating any Subsidiary to issue, repurchase or otherwise acquire shares of its capital stock or obligating the Company to offer, sell or transfer any of the Subsidiary Shares.

                  (b) No Subsidiary owns, directly or indirectly, any capital stock of, or partnership or other equity or ownership interest (or security, right or interest convertible into capital stock or any such interest) in, any person or entity.

         5.6 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has the requisite corporate power and authority to enter into this Agreement and carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement have been duly authorized by the Company's Board of Directors and the Company Shareholders, and no other corporate action on the part of the Company is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

         5.7      FRANCHISES, FRANCHISEES AND THE UFOC.

                  (a) To the Company's best knowledge, the Uniform Franchise Offering Circular (the "UFOC") and all related disclosure materials currently utilized by the Company in the offering or sale of its franchises have been prepared and distributed in compliance with all applicable federal and state laws, including without limitation, the Uniform Franchise Offering Circular Guidelines adopted by the North American Securities Administrators Association ("NASAA") on April 25, 1993 (the "UFOC Guidelines") and the Trade Regulation Rule: Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures, 16 C.F.R. 436 (the "Rule").

                  (b) To the best of its knowledge, the Company has made no offerings or sales of its franchises except pursuant to its distribution of its UFOC or alternatives to the UFOC prepared in compliance with the UFOC Guidelines or the Rule and individual state statutory or regulatory requirements.

                  (c) To the best of its knowledge, the Company has not offered or sold any franchises in any state or in any foreign country in which it has not, prior to such offer or sale, obtained the registration or exemption from registration, if any, required by the appropriate regulatory authorities within such state or foreign country.

AGREEMENT AND PLAN OF REORGANIZATION - Page 9

                  (d) Since November 1, 1992, except as provided in SCHEDULE 5.7(D), the Company has not received any correspondence from the Federal Trade Commission ("FTC"), any state regulatory authority, or any regulatory authority of any foreign country, that the Company is in violation or may be deemed to be in violation of any federal, state or international disclosure, reporting, registration or other legal or regulatory requirements relating to the Company's franchising activities.

                  (e) The Company has furnished the Purchaser with a copy of its current form of UFOC and all related disclosures and form agreements included therewith, and such documents are currently utilized by the Company in connection with the offering for sale of franchises. Except as necessary or appropriate in the ordinary course of business to comply with applicable federal, state or international law, such documents will not be altered or amended by the Company without the Purchaser's prior written approval.

                  (f) SCHEDULE 5.7(F) is a list of all franchise agreements, development agreements and other agreements to which the Company or any related party is a party and which relate to the Company's current franchise stores (collectively, the "Franchise Agreements") and which, to the best of the Company's knowledge, are in full force and effect except as set forth on SCHEDULE 5.7(F). To the best of the Company's knowledge, there are no uncured material violations or defaults by any of the parties to the Franchise Agreements, except as provided in
         SCHEDULE 5.7(F).

                  (g) Since November 1, 1992, the Company has received no correspondence or other information indicating or alleging that any of the Company's franchisees have any claims against the Company or any related party under the Franchise Agreements and/or applicable law, except as provided in SCHEDULE 5.7(G) or SCHEDULE 5.28.

                  (h) To the best of its knowledge, the Company has conducted its business in accordance with any and all franchise relationship or termination laws and business opportunity laws, or statutes of similar effect, in each state and foreign country in which the Company has sold or offered for sale its franchises.

         5.8 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for applicable requirements of the HSR Act, the Securities Act, the Exchange Act, the Arizona insurance laws, state or foreign laws relating to takeovers, if applicable, state securities or blue sky laws and the filing and recordation of Articles of Merger as required by the TBCA, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement. Except as otherwise provided on SCHEDULE 5.8 hereto, none of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby by the Company will require any consent, approval or notice under, or result in a material violation or breach of, or materially conflict with or constitute a default (or an event that,

AGREEMENT AND PLAN OF REORGANIZATION - Page 10

with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any lien, charge or encumbrance upon any properties, assets or business of the Company or any Subsidiary under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which, the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective assets or properties are bound or encumbered, except those that have already been given, obtained or filed, all as set forth on SCHEDULE 5.8 hereto. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Articles of Incorporation or By-Laws of the Company or any Subsidiary, (b) violate in any material respect any existing judgment, order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their properties or assets.

         5.9 FINANCIAL STATEMENTS. The Company has delivered to the Purchaser
(a) its audited consolidated balance sheets as of December 31, 1995, 1994 and 1993, (b) its audited consolidated statements of earnings and consolidated statements of stockholders' equity for the years ended December 31, 1995, 1994 and 1993 and notes thereto, and (iii) its unaudited consolidated balance sheets as of, and its unaudited consolidated statements of earnings and stockholders' equity for the three months ended, March 31, 1996 (collectively, the "Financial Statements"). Except as set forth on SCHEDULE 5.9 hereto, the Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of its operations and changes in cash flows for such periods. SCHEDULE
5.9 hereto sets forth all changes in the Company's methods of accounting for tax or financial statement purposes since December 31, 1995.

         5.10 EVENTS SUBSEQUENT TO FINANCIAL STATEMENTS. Except as disclosed in the Financial Statements or on SCHEDULE 5.10 hereto, since December 31, 1995, there has not been:

                  (a) Any adverse change in the financial condition, results of operations or business of the Company or any of the Subsidiaries;

                  (b) Any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of the Company or any of the Subsidiaries, other than in the ordinary course of business;

                  (c) Any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of the Company or any of the Subsidiaries;

AGREEMENT AND PLAN OF REORGANIZATION - Page 11

                  (d) Any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of the Company or any of the Subsidiaries or any redemption, purchase or other acquisition of any such shares;

                  (e) Any subjection to any Lien on any of the assets, tangible or intangible, of the Company or either of the Subsidiaries (other than liens arising by operation of law which secure obligations which are not yet due and payable);

                  (f) Any incurrence of indebtedness or liability or assumption of obligations by the Company or any of the Subsidiaries other than (i) those incurred in the ordinary course of business, (ii) those incurred in the course of negotiating, documenting and consummating the transactions contemplated by this Agreement, and (iii) those which are not included under either (i) or (ii) above and which do not exceed $50,000 in the aggregate;

                  (g) Any cancellation or compromise by the Company or any of the Subsidiaries of any debt or claim, except for adjustments made in the ordinary course of business which, in the aggregate, are not material;

                  (h) Any waiver or release by the Company or any of the Subsidiaries of any right of any material value;

                  (i) Any sale, assignment, transfer or grant by the Company or any of the Subsidiaries of any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names or copyrights, except in connection with any franchises granted in the ordinary course of business;

                  (j) Any arrangement, agreement or undertaking entered into by the Company or any of the Subsidiaries not terminable on 30 days or less notice without cost or liability (including, without limitation, any payment of or promise to pay any bonus or special compensation) with employees or any increase in compensation or benefits to officers or directors of the Company or any of the Subsidiaries, other than in the ordinary course of business;

                  (k) Any change made or authorized in the articles of incorporation or bylaws of the Company or any of the Subsidiaries;

                   (l) Any issuance, transfer, sale or other disposition by the Company or any of the Subsidiaries of any shares of its capital stock or other equity securities, or any grant of any options, warrants or other rights to purchase or obtain (including upon conversion or exercise) shares of its capital stock or other equity securities;

                  (m) Except as disclosed in SCHEDULE 5.29, any loan to or other transaction with any officer, director or shareholder of the Company or any of the Subsidiaries giving rise to any claim or right of the Company or any of the

AGREEMENT AND PLAN OF REORGANIZATION - Page 12

         Subsidiaries against any such person or of such person against the Company or any of the Subsidiaries;

                  (n) Any acceleration, termination, modification or cancellation (or threat thereof) by any party of any contract, lease or other agreement or instrument to which the Company or any of the Subsidiaries is a party or by which it is bound so as to affect, materially and adversely, the properties or business of the Company or any of the Subsidiaries, except for termination of any Franchise Agreement in the ordinary course of business pursuant to the express provisions of such agreement; or

                  (o) Any other transaction or commitment entered into other than in the ordinary course of business by the Company or any of the Subsidiaries.

         5.11 UNDISCLOSED LIABILITIES. The Company and the Subsidiaries, taken as a whole, have no material liability or obligation whatsoever, either accrued, absolute, contingent or otherwise, except to the extent (a) disclosed on
SCHEDULE 5.11 hereto, (b) shown on the Financial Statements, (c) incurred in the normal and ordinary course of business of the Company and the Subsidiaries, taken as a whole, since December 31, 1995, or (d) incurred in the course of negotiating, documenting and consummating the transactions contemplated by this Agreement.

         5.12 TAX RETURNS AND AUDITS. The Company and each of the Subsidiaries has duly and timely filed or caused to be filed all federal, foreign, state and local income, franchise, sales, value added and property tax returns (the "Tax Returns") required to be filed by it and, except as otherwise disclosed on
SCHEDULE 5.12, has paid in full or fully reserved against in the Financial Statements all taxes, interest, penalties, assessments and deficiencies due or claimed to be due by it to foreign, federal, state or local taxing authorities (including taxes on properties, income, franchises, licenses, sales, use and payrolls). Neither the Company nor any of the Subsidiaries is required to pay any taxes for the periods covered by such Tax Returns except as set forth on
SCHEDULE 5.12. Except as set forth on SCHEDULE 5.12, the income tax returns filed by the Company and each of the Subsidiaries have not been, and are not being, to the knowledge of the Company, examined by the Internal Revenue Service (the "IRS") or other applicable taxing authorities for any period. Except as set forth on SCHEDULE 5.12 hereto, all taxes or estimates thereof that are due as of December 31, 1995, or are claimed or asserted by any taxing authority to be due as of such date, have been (a) timely and appropriately paid so as to avoid penalties for underpayment or (b) accrued for on the balance sheet as of December 31, 1995, as contained in the Financial Statements. Except as set forth on SCHEDULE 5.12 and except for amounts not yet due and payable, all tax liabilities to which the properties of the Company and each of the Subsidiaries may be subject have been paid and discharged. The provisions for income and other taxes payable reflected in the Financial Statements make adequate provision for all then accrued and unpaid taxes of the Company and each of the Subsidiaries. There are no tax liens (other than liens for taxes which are not yet due and payable) on any of the property of the Company or either of the Subsidiaries, nor are there any pending or threatened examinations or tax

AGREEMENT AND PLAN OF REORGANIZATION - Page 13

claims asserted. Except as set forth on SCHEDULE 5.12 hereto, neither the Company nor either of the Subsidiaries has granted any extensions of limitation periods applicable to tax claims or filed a consent under Section 341(f) of the Code (or any predecessor thereof), relating to collapsible corporations. Except jurisdictions in which the Company or any of the Subsidiaries filed tax returns, no claim has ever been made by a taxing authority that the Company or any of the Subsidiaries is or may be subject to taxation by that jurisdiction. True and correct copies of all federal, foreign, state and local income and other tax returns (and amendment claims for refunds), notices from foreign, federal, state and local taxing authorities, tax examination reports and statements of deficiencies assessed against or agreed to by the Company or any of the Subsidiaries since January 1, 1991, have been made available to the Purchaser, and the same are listed on SCHEDULE 5.12. Except as otherwise disclosed on
SCHEDULE 5.12, neither the Company nor any of the Subsidiaries is a party to, or bound by, any tax indemnity, tax sharing or tax allocation agreement. Neither the Company nor any of the Subsidiaries is a party to any agreement that has resulted or would result, in the payment of any compensation to any employee, as a result of or contingent upon the change in ownership or effective control of the Company or a Subsidiary, in an amount which is three (3) times such employee's highest total of reported (Form W-2) compensation for any taxable year of such employee's employment. Except as otherwise disclosed on SCHEDULE 5.12, neither the Company nor any of the Subsidiaries has ever been a member of an "affiliated group," as defined in Section 1504(a) of the Code (other than a group of which the Company and the Subsidiaries are the sole members) and is not the owner of an interest in a partnership, joint venture, trust, limited liability company or other entity or organization. Except as otherwise disclosed on SCHEDULE 5.12, all positions taken on federal Tax Returns that could give rise to a penalty for substantial understatement pursuant to Section 6662(d) of the Code have been disclosed on such Tax Returns. Each shareholder of the Company is a U.S. citizen. Neither of the Subsidiaries is a partner of any partnership. Except as reflected on the Tax Returns, neither the Company nor any of the Subsidiaries has made any material tax elections under any section of the Code, including, without limitation, under any of Sections 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of the Code (or any predecessor thereof). None of the assets and properties of the Company or any of the Subsidiaries is an asset or property that the Purchaser or any of its affiliates is or will be required to treat as being (a) owned by any other person pursuant to the provisions of
Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986, or (b) tax-exempt use property within the meaning of Section 168(h)(1) of the Code. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to the Company or any of the Subsidiaries or any assets thereof. Neither the Company nor either of the Subsidiaries has agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method. Neither the Company nor any of the Subsidiaries has an application pending with any taxing authority requesting permission for any changes in any accounting method, and the IRS has not proposed any such adjustment or change in accounting method. Neither the Company nor any of the Subsidiaries has been nor is it in violation (nor has any action been taken or omission

AGREEMENT AND PLAN OF REORGANIZATION - Page 14

occurred which, with notice or lapse of time or both, would be in violation) of any applicable law relating to the payment of withholding of taxes. The Company and each of the Subsidiaries has duly and timely withheld from salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws. Except as otherwise disclosed on SCHEDULE 5.12, neither the Company nor any of the Subsidiaries is subject to any limitation under Section 382 or Section 383 of the Code.

         5.13 PROPERTY. Neither the Company nor any of the Subsidiaries owns, directly or indirectly, any interest in United States real property. Set forth on SCHEDULE 5.13 is a complete and accurate list and a brief description of all property leased by the Company or any of the Subsidiaries. With respect to each lease so set forth: (a) the lease has been validly executed and delivered by the Company or the Subsidiary and, to the knowledge of the Company, by the other party or parties thereto and is a binding agreement; (b) neither the Company nor any of the Subsidiaries is and to the Company's knowledge, no other party to the lease is in material breach or default, and no event has occurred on the part of the Company or any of the Subsidiaries or, to the Company's knowledge, on the part of any other party which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease; (c) the lease will continue to be binding in accordance with its terms following the Closing Date; (d) neither the Company nor any of the Subsidiaries has repudiated and, to the Company's knowledge, no other party to the lease has repudiated any provision thereof; (e) except as set forth on
SCHEDULE 5.13, there are no disputes, oral agreements or delayed payment programs in effect as to the lease; and (f) all facilities leased thereunder, taken as a whole, have been reasonably maintained.

         5.14 TANGIBLE PROPERTY. The Company and the Subsidiaries have good and marketable title to, or a valid leasehold interest in, each item of tangible property, whether real, personal or mixed, reflected on its books and records as owned or leased by it, subject to no liens.

         5.15 INVENTORY. Except as set forth on SCHEDULE 5.15 hereto, all inventory relating to the Company's or any of the Subsidiaries' business was purchased, acquired or ordered in the ordinary and regular course of business and consistent with the regular inventory practices of the Company or the Subsidiary and all such inventory is of a quantity and quality useable, rentable or saleable in the ordinary course of business.

AGREEMENT AND PLAN OF REORGANIZATION - Page 15

         5.16 LEASE PURCHASE AGREEMENTS. All lease purchase agreements relating to the Company's or any of the Subsidiaries' business were entered into in the ordinary and regular course of business in a manner consistent with its regular business practices. All transferred accounts and lease purchase agreements constitute valid and enforceable obligations of the parties thereto. Except as disclosed on SCHEDULE 5.16, with respect to each lease purchase agreement relating to the Company's or any of the Subsidiaries' business:

                           (a) The Company has made available to the Purchaser a true, correct and complete copy of such lease purchase agreement (including all amendments and modifications thereto);

                           (b) Such lease purchase agreement is in full force and effect and constitutes a valid, legal and binding obligation of the contracting parties, enforceable against each of them in accordance with its terms; and

                           (c) The enforceability of such lease purchase agreement and the enjoyment of the rights and benefits thereunder will not be affected in any material respect by the execution and delivery of this Agreement, the performance by the parties of their obligations hereunder or the consummation of the transactions contemplated hereby.

         5.17 LICENSES AND PERMITS. To the Company's best knowledge, each of the Company and the Subsidiaries has obtained all material licenses, product and establishment registrations, franchises, permits, easements, certificates and consents necessary or appropriate to the conduct of the Company's and the Subsidiaries' business, except as provided on SCHEDULE 5.17.

         5.18 ASSETS NECESSARY TO THE BUSINESS. The personal property and other assets owned or leased by the Company and the Subsidiaries have been sufficient in all material respects to carry on the Company's and the Subsidiaries' business as presently conducted. Except as set forth in SECTION 5.15 or SECTION
5.23 hereof, the tangible personal property of the Company, taken as a whole, is fit for the purposes for which they are presently being used and are in reasonably good operating condition and repair, ordinary wear and tear excepted.

         5.19 BOOKS AND RECORDS. The books and records of the Company and the Subsidiaries fairly reflect the transactions to which each of the Company and the Subsidiaries is a party or by which its properties are bound, and such books and records are and have been properly kept and maintained, with the revenues, expenses, assets and liabilities of the Company and the Subsidiaries accurately recorded therein for all periods subsequent to December 31, 1995.

         5.20 PRODUCT LIABILITY. Except as set forth on SCHEDULE 5.20 hereto, neither the Company nor any Subsidiary has given or made any express warranties to third parties with respect to any products rented or sold by it except for the warranties imposed by the

AGREEMENT AND PLAN OF REORGANIZATION - Page 16

provisions of applicable law and vendor warranties relating to the Company's rental merchandise. The Company has no knowledge of any fact or event forming the basis of a claim against the Company or any Subsidiary for product liability on account of any express warranty which is not fully covered by insurance.

         5.21 QUESTIONABLE PAYMENTS. Neither the Company nor any Subsidiary nor to the Company's knowledge, any employee, agent, representative or shareholder of the Company or any Subsidiary has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using Company or any Subsidiary funds or made any payments from the Company's or any Subsidiary's funds to governmental officials for improper purposes or made any illegal payments from the Company's or any Subsidiary's funds to obtain or retain business.

         5.22 ENVIRONMENTAL MATTERS. There are no claims, actions, suits, proceedings or investigations pending against or affecting the Company's or any of the Subsidiaries' business at law or in equity before any court or before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, relating to environmental matters. Neither the Company nor any of the Subsidiaries is subject to any continuing court or administrative order, writ, injunction or decree applicable to the Company's or the Subsidiaries' business relating to any environmental matter. Neither the Company nor any of the Subsidiaries to their knowledge is in violation of or in default in any material respect with regards to any existing statute, regulation, order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality relating to any environmental matter.

         5.23 MOTOR VEHICLES AND EQUIPMENT. SCHEDULE 5.23 sets forth all of the Company's and the Subsidiaries' vehicles leased and owned, including the age, make, model and vehicle identification number of each, and all other items of equipment owned or leased by the Company and the Subsidiaries. Such vehicles and items of equipment, taken as a whole, are (a) mechanically sound and in a condition to perform in the manner needed for the operation of the Company's and the Subsidiaries' business; (b) in good cosmetic condition; and (c) in material compliance with all applicable statutes, ordinances and regulations, including, without limitation, those related to safety, in each case ordinary wear and tear excepted.

         5.24 ORDINANCES, REGULATIONS AND CONDITION OF STORES. The buildings and facilities owned or leased by the Company or either of the Subsidiaries at which the Company or either of the Subsidiaries conducts its business (each of which is listed on SCHEDULE 5.13) and the operation and maintenance thereof, as now operated or maintained, do not contravene any material zoning ordinance or other administrative regulations (whether or not permitted because of prior nonconforming use) or violate in any material respect any existing restrictive covenant or to the Company's knowledge any provision of existing and applicable law, the effect of which in any respect would materially interfere with or prevent the continued use of the properties for the purposes for which they are now being used or would materially reduce the value thereof. The

AGREEMENT AND PLAN OF REORGANIZATION - Page 17

Company's and the Subsidiaries' stores and other facilities, taken as a whole, are in good condition and repair, ordinary wear and tear excepted.

         5.25 PATENTS, TRADEMARKS, ETC. Set forth on SCHEDULE 5.25 hereto is a true and complete list of all United States patents and patent applications; all copyrights registrations and applications to register copyrights; and all trade name, trademark, service mark, and trade dress registrations and applications to register the same that are owned by the Company or any Subsidiary or which the Company or any Subsidiary are licensed to use or under which the Company or any Subsidiary possesses any rights ("Registered Intellectual Property"). SCHEDULE
5.25 does not list any unregistered copyrights, common law trademarks or service marks, or trade secrets of the Company or any Subsidiary ("Unregistered Intellectual Property"). Neither the Company nor any Subsidiary is obligated or under any liability whatsoever to make any payments by way of royalties, fees, or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise. Neither the Company nor any Subsidiary has any reason to believe that there are any conflicting rights which might impair the Company's use of the Registered Intellectual Property or Unregistered Intellectual Property or has received any notice of a conflict with the asserted rights of others with respect to any patent, copyright, trade secret, or trademark right that could, singly or in the aggregate, materially and adversely affect the business of the Company; furthermore, to the Company's and each Subsidiary's knowledge, no other persons or entities have infringed upon or are infringing upon the Registered Intellectual Property or the Unregistered Intellectual Property.

         5.26 INSURANCE. The insurance policies in effect as to the Company and the Subsidiaries are listed on SCHEDULE 5.26 hereto.

         5.27 CONTRACTS. (a) Set forth on SCHEDULE 5.27(A) is a list of all material contracts, leases, arrangements and commitments (whether oral or written) of the Company and each Subsidiary, other than Franchise Agreements (collectively, the "Contracts"). Except as set forth in SCHEDULE 5.27(A) or in
SCHEDULE 5.7(F), neither the Company nor any Subsidiary is a party to or is bound or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (i) the employment of any person other than personnel employed at the pleasure of the Company or Subsidiary in the ordinary course of its business at rates of compensation and on terms consistent with past business practice; (ii) collective bargaining with, or any representation of any employees by, any labor union or association; (iii) the acquisition of services, supplies, equipment or other personal property involving more than $10,000 or which is not terminable to the Company or Subsidiary upon not more than 30 days' notice without obligation on the part of the Company or Subsidiary; (iv) the purchase or sale of real property; (v) distribution, agency or construction; (vi) lending or advancing of funds (other than the accounts receivable); (vii) borrowing of funds or receipt of credit (other than the accounts payable); (viii) incurring of any obligation or liability (except for the accounts payable); (ix) the sale of personal property; or (x) any matter or transaction not in the

AGREEMENT AND PLAN OF REORGANIZATION - Page 18

ordinary course of the business of the Company or Subsidiary or inconsistent with past business practice of the Company or Subsidiary.

         (b) Neither the Company nor any Subsidiary is in default in any material respect under any of the Contracts, except as disclosed on SCHEDULE 5.27(B), and the Contracts are legal, valid and binding obligations of the Company and as applicable, its Subsidiaries, and to the Company's knowledge, the respective parties thereto, in accordance with their terms and, except to the extent reflected in SCHEDULE 5.27(B), have not been amended; and no defenses, offsets or counterclaims thereto have been asserted or to the knowledge of the Company, may be made by any party thereto other than the Company or the appropriate Subsidiary nor has the Company or such Subsidiary waived any substantial rights thereunder.

         5.28 LITIGATION. SCHEDULE 5.28 hereto sets forth and provides a description of, including the nature of the claim and the amount of same, any instances in which (a) the Company or any of the Subsidiaries is subject to any judgment or order (other than orders of general applicability) of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, or where there is any charge, complaint, lawsuit or governmental investigation pending or threatened against the Company or any of the Subsidiaries; or (b) the Company or any of the Subsidiaries is a plaintiff in any action, domestic or foreign, judicial or administrative in which a counterclaim against the Company or any of the Subsidiaries is pending or might be brought. Except as set forth on SCHEDULE 5.28, there are no existing actions, suits, proceedings or investigations that could result in any adverse change in the condition, financial or otherwise, of the Company and the Subsidiaries, as a whole, the same being fully reserved against in the Financial Statements. There are no unsatisfied judgments, orders (other than orders of general applicability), decrees or stipulations affecting the Company or any of the Subsidiaries or to which the Company or any of the Subsidiaries is a party.

         5.29 EMPLOYEES. The Company has listed on SCHEDULE 5.29 hereto and has made available to the Purchaser true and complete copies of: (a) any written employment agreements with any officer or director of the Company or any Subsidiary; and (b) any written employment agreement with any employee of the Company or any Subsidiary which by its terms may not be terminated by the Company or any of the Subsidiaries at will or which grant severance payments. Neither the Company nor any of the Subsidiaries has entered into any similar oral employment agreements. Neither the Company nor any of the Subsidiaries is a party to or bound by any collective bargaining agreement. Except as disclosed on
SCHEDULE 5.29, there are no loans or other obligations payable or owing by the Company or any of the Subsidiaries to any shareholder, officer, director or employee of the Company or any of the Subsidiaries (except salaries and wages incurred and accrued in the ordinary course of business), nor are there any loans or debts payable or owing by any of such persons to the Company or any of the Subsidiaries or, except as described on SCHEDULE 5.29 hereto, any guarantees by the Company or any of the Subsidiaries of any loan or obligation of any nature to which any such person is a party. The Company and each Subsidiary have complied, to the Company's knowledge, with all laws and regulations which relate to the

AGREEMENT AND PLAN OF REORGANIZATION - Page 19

employment of labor, employee civil rights or equal employment opportunities. Except as set forth on SCHEDULE 5.29 hereto, there is no charge or complaint actually pending or, to the Company's knowledge, threatened against the Company or any Subsidiary before the Equal Employment Opportunity Commission or the Department of Labor or any state or local agency of similar jurisdiction with respect to the Company's or any Subsidiary's business. There is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.

         5.30 EMPLOYEE BENEFIT PLANS. The Company has listed on SCHEDULE 5.30 hereto and has made available to the Purchaser true and complete copies of (a) any nonqualified deferred or incentive compensation or retirement plans or arrangements, (b) any qualified retirement plans or arrangements, (c) any other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements and (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by the Company, any of the Subsidiaries, or any entity ("ERISA Affiliate") otherwise required to be aggregated with the Company or a Subsidiary pursuant to the provisions of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") within the last six years or to which the Company, any of the Subsidiaries or any ERISA Affiliate is a party or otherwise is bound ("ColorTyme Employee Benefit Plans"). With respect to each ColorTyme Employee Benefit Plan for which an annual report has been filed, no material adverse change has occurred with respect to the matters covered by the annual report since the date thereof, except as has been disclosed in writing to the Purchaser. Each of the ColorTyme Employee Benefits Plans (i) has been operated in all material respects in accordance with applicable provisions of ERISA and the Code, and (ii) has not engaged in any "prohibited transaction" (as such term is defined in Section 4975 of the Code or in Section 406 of ERISA) which would result in a material liability. Each of the ColorTyme Employee Benefit Plans that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) ("Pension Plan") that is intended to "qualify" under Section 401(a) of the Code, is qualified within the meaning of Section 401(a) of the Code, except as heretofore disclosed in writing to the Purchaser, and a favorable determination letter has been issued by the IRS with respect to each such Pension Plan. No Pension Plan has been amended since issuance of the most recent determination letter by the IRS with respect thereto, except as disclosed on SCHEDULE 5.30. Each Pension Plan has been administered in accordance with Section 401(a) of the Code, where applicable. Since the enactment of ERISA, neither the Company nor any Subsidiary or ERISA Affiliate has completely or partially terminated any employee pension benefit plan (as defined above) or withdrawn (in either a total or partial withdrawal) from any multiemployer pension plan (as defined above). There is no suit, action or proceeding pending or threatened against or affecting or likely to have an adverse impact on any ColorTyme Employee Benefit Plan, and no claims have been filed against any ColorTyme Employee Benefit Plan, other than routine claims for benefits in the ordinary course. One or more of the ColorTyme Employee Benefit Plans may be covered by the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"). If so, each such plan has been operated in, and is in, compliance with COBRA. All notices required to be given under COBRA have been timely and properly given in accordance with COBRA, and the rules and regulations

AGREEMENT AND PLAN OF REORGANIZATION - Page 20

promulgated thereunder, and no employee, former employee or "qualified beneficiary" (as defined in COBRA) has any claim or contingent claim against the Company, any Subsidiary or any ERISA Affiliate for failure to comply with COBRA or the rules and regulations promulgated thereunder. SCHEDULE 5.30 lists all persons currently eligible for benefits under COBRA. No ColorTyme Employee Benefit Plan which is not a Pension Plan provides for continuing benefits or coverage for any participant or beneficiary thereof after termination of the participant's employment (except as may be required under COBRA and at the sole expense of the participant or beneficiary). Neither the Company nor any ERISA Affiliate has engaged in a transaction described in Section 4069(a) of ERISA.

         5.31 LEGAL COMPLIANCE. To the best of the Company's knowledge and except as set forth on SCHEDULE 5.28, no claim has been filed against the Company or any of the Subsidiaries alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof.

         5.32 BROKER'S FEES. Neither the Company nor anyone on its behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with the Merger.

         5.33 DISCLOSURE. The representations and warranties and statements of fact made by the Company in this Agreement, the Financial Statements and any Schedule are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or therein not misleading.

                                    ARTICLE 6
                                   [RESERVED]


                                    ARTICLE 7
                              ADDITIONAL AGREEMENTS

         7.1 ACCESS AND INFORMATION. Except for information relating to any claims either party may have against the other, the Company and the Purchaser shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants and other representatives full access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party may reasonably request, PROVIDED that no investigation pursuant to this SECTION 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available

AGREEMENT AND PLAN OF REORGANIZATION - Page 21

and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other material (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

         7.2 INSURANCE LAWS. As promptly as practicable, the Company, the Purchaser and the Merger Sub shall make all filings and submissions under the Arizona insurance laws as may be reasonably required to be made in connection with this Agreement and the transactions contemplated hereby. Subject to SECTION
7.1 hereof, the Company will furnish to the Purchaser and the Merger Sub, and the Purchaser and the Merger Sub will furnish to the Company, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Subject to SECTION 7.1 hereof, the Company will provide the Purchaser and the Merger Sub, and the Purchaser and the Merger Sub will provide the Company, with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

         7.3 PRESS RELEASES. The Company and the Purchaser shall consult with each other as to the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby; PROVIDED, HOWEVER, that nothing in this SECTION 7.3 shall be deemed to prohibit any party hereto from making any disclosure that is required to fulfill such party's disclosure obligations imposed by law, including, without limitation, federal securities laws.

         7.4 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

         7.5 BENEFITS PROVIDED TO EMPLOYEES OF THE PURCHASER. From and after the Effective Time, the Purchaser may cause the Surviving Corporation to offer to all persons who were employees of the Company immediately prior to the Effective Time and who become or remain employees of the Surviving Corporation immediately following the Effective Time, similar benefits as are offered by the Purchaser to similarly situated employees of the Purchaser.

         7.6 THE COMPANY'S 401(K) PLAN. The Company shall take all reasonable actions necessary after the Effective Time to maintain the qualification and tax-exempt status of such 401(k) plan and to meet all other requirements of applicable law and regulations and the provision of such plan until such plans are either terminated and fully liquidated or combined with a plan of the Purchaser.

AGREEMENT AND PLAN OF REORGANIZATION - Page 22

                                    ARTICLE 8
                              CONDITIONS TO CLOSING

         8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE CLOSING. The respective obligations of each party to effect the Closing shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

                  (a) any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or the FTC challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated;

                  (b) the Director of the Arizona Department of Insurance shall have approved the change in control of ColorTyme Life Insurance Company; and

                  (c) no order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the transactions contemplated hereby.

         8.2 ADDITIONAL CONDITIONS TO THE PURCHASER'S OBLIGATIONS. The obligations of the Purchaser to effect the Closing are subject to the satisfaction of the following additional conditions on or before the Closing
Date:

                  (a) Except for breaches which do not constitute a Material Adverse Breach (as defined in SECTION 10.5 of this Agreement) by the Company, the representations and warranties set forth in ARTICLE 5 of this Agreement (without regard to any amendments or modifications of the Schedules hereto by the Company after the time the Purchaser has signed this Agreement) will be true and correct as of the date hereof and at and as of the Closing Date, as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties and with appropriate modifications of tense with respect to representations and warranties made as of a specified date;

                  (b) The Company shall have performed, in all material respects, each obligation and agreement and complied with each covenant to be performed and complied with by the Company under this Agreement prior to the Closing Date, including, without limitation, all of the Company's agreements contained in ARTICLES 6 AND 7 of this Agreement;

                  (c) All consents by governmental or regulatory agencies or otherwise that are required for the consummation of the transactions contemplated hereby or, except for the landlord consents listed on
         Schedule 5.12, that are required for the

AGREEMENT AND PLAN OF REORGANIZATION - Page 23

         Purchaser to own, operate or control the Company or any portion of the assets of the Company or any Subsidiary or to prevent a breach of or a default under or a termination of any agreement material to the Company or any Subsidiary to which the Company or any Subsidiary is a party or to which any material portion of the assets of the Company or any Subsidiary is subject, will have been obtained, including, without limitation the consent of Chrysler First Financial Corporation, which shall not require the Purchaser, the Company or the Merger Sub to make any payment for the redemption of the Company Preferred Stock, except as set forth herein.

                  (d) No action or proceeding before any court or governmental body will be pending or threatened wherein a judgment, decree or order would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded or which might adversely affect the right of the Purchaser to own, operate or control the Company, any Subsidiary or any material portion of the assets of the Company, any Subsidiary or the value of the assets of the Company or any Subsidiary;

                  (e) All liens on any of the Company or Subsidiary insurance policies shall be released.

                  (f) The Purchaser shall have received the necessary financing from its existing lenders or other sources (on terms and conditions no less favorable than those under the Purchaser's existing credit facility) to retire or refinance the Company's debt owed to Chrysler First Financial Corporation and to provide inventory financing for the Company's stores and franchisees consistent with the Company's current level.

                  (g) Each Company Shareholder shall have executed and delivered a noncompetition agreement (a "Noncompetition Agreement") in substantially the form of EXHIBIT B hereto;

                  (h) Each Company Shareholder shall have completed, executed and delivered to the Purchaser, an Investor Questionnaire and an Accredited Investor Representation Letter (pursuant to forms provided by the Purchaser) acceptable in all respects to the Purchaser and all such Investor Questionnaires and Investor Representation Letters shall be sufficient to satisfy the Purchaser, in its sole discretion, of the availability of an exemption from the registration requirements of the federal securities laws and any applicable state securities or "blue sky" laws for the offer and sale of shares of Renters Choice Common Stock;

                  (i) The Purchaser will have received from Looper, Reed, Mark & McGuire, Incorporated, counsel to the Company, an opinion addressed to the Purchaser, dated the Closing Date and substantially in the form attached hereto as EXHIBIT C;

AGREEMENT AND PLAN OF REORGANIZATION - Page 24

                  (j) At the Closing, the Company shall have delivered or caused to be delivered to the Purchaser the following:

                           (i)      [reserved];

                           (ii) certified copies of the resolutions duly adopted
                  by the Company's Board of Directors authorizing the execution, delivery and performance of this Agreement, the Plan of Merger and the other agreements contemplated hereby and thereby;

                           (iii) certified copies of resolutions duly adopted by
                  the Company Shareholders authorizing and approving the Merger and the execution, delivery and performance of this Agreement, the Plan of Merger and the other agreements contemplated hereby and thereby;

                           (iv) certificates of good standing or comparable
                  certificates for the Company from the jurisdiction of its incorporation and from every jurisdiction where a failure to be qualified or licensed would have a material adverse effect on its financial condition, results of operations or business, dated not earlier than five days prior to the Closing Date;

                           (v) certificate of good standing for the Company from
                  the Comptroller of the State of Texas, dated not earlier than five days prior to the Closing Date;

                           (vi) certificate of good standing for ColorTyme Life
                  Insurance Company from the Insurance Commissioner of the State of Arizona, dated not earlier than five days prior to the Closing Date;

                           (vii) a copy of the Company's Articles of
                  Incorporation certified as of a recent date by the Secretary of State of the State of Texas;

                           (viii) a copy of the Articles of Incorporation of
                  each Subsidiary, certified as of a recent date by the Secretary of State of the jurisdiction in which such Subsidiary was incorporated or organized;

                           (ix)     an incumbency certificate; and

                           (x) such other documents as the Purchaser may
                  reasonably request in connection with the transactions contemplated hereby.

         8.3 ADDITIONAL CONDITIONS TO THE COMPANY'S OBLIGATIONS. The obligation of the Company to effect the Closing is subject to the satisfaction of the following conditions on or before the Closing Date:

AGREEMENT AND PLAN OF REORGANIZATION - Page 25

                  (a) Except for any breach which does not constitute a Material Adverse Breach (as defined in SECTION 10.5 of this Agreement) by the Purchaser, the representations and warranties set forth in ARTICLE 2 of this Agreement will be true and correct as of the date hereof and at and as of the Closing Date, as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties and with appropriate modifications of tense with respect to representations and warranties made as of a specified date;

                  (b) The Purchaser shall have performed, in all material respects, each obligation and agreement and complied with each covenant required to be performed and complied with by it under ARTICLE 5 of this Agreement prior to the Closing Date;

                  (c) No action or proceeding before any court or government body will be pending or threatened wherein a judgment, decree or order would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded;

                  (d) The Company shall have received from Winstead Sechrest & Minick P.C., counsel to the Purchaser, an opinion addressed to the Company, dated the Closing Date and substantially in the form attached hereto as EXHIBIT D ;

                  (e) On the Closing Date, the Purchaser shall have delivered to the Company the following:

                           (i)      [reserved];

                           (ii) certified copies of resolutions duly adopted by
                  the Purchaser's and the Merger Sub's Boards of Directors authorizing the Merger and the execution, delivery and performance, if applicable, of this Agreement, the Plan of Merger, the Non-Competition Agreements and the other agreements contemplated hereby and thereby;

                           (iii) certified copies of the resolutions duly
                  adopted by the shareholder of the Merger Sub authorizing and approving the Merger and the execution, delivery and performance this Agreement, the Plan of Merger and the other agreements contemplated hereby and thereby;

                           (iv) a good standing certificate for the Purchaser
                  from the Secretary of State of the State of Delaware, dated not earlier than five days prior to the Closing Date;

                           (v) a copy of the Purchaser's certificate of
                  incorporation certified by the Secretary of State of the State of Delaware;

AGREEMENT AND PLAN OF REORGANIZATION - Page 26

                           (vi) a certificate of existence for the Merger Sub
                  from the Secretary of State of the State of Texas, dated not earlier than five days prior to the Closing Date;

                           (vii) a certificate of good standing for the Merger
                  Sub from the Comptroller of the State of Texas, dated not earlier than five days prior to the Closing Date;

                           (viii) a copy of the Merger Sub's Articles of
                  Incorporation certified by the Secretary of State of the State of Texas;

                           (ix)     an incumbency certificate; and

                           (x) such other documents as the Company may
                  reasonably request in connection with the transactions contemplated hereby.

                                    ARTICLE 9
                                   [RESERVED]

                                   ARTICLE 10
                               GENERAL PROVISIONS

         10.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by telex, telecopy, facsimile or overnight courier, or mailed by registered or certified mail (postage prepaid and return receipt requested), to the party to whom the same is so delivered, sent or mailed at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to the Purchaser or the Merger Sub:

                           Renters Choice, Inc.
                           13800 Montfort Drive
                           Suite 300
                           Dallas, Texas  75225
                           Attention:  J. Ernest Talley, Chief Executive Officer
                           Telecopy:   (214) 701-0360

AGREEMENT AND PLAN OF REORGANIZATION - Page 27

                           With a copy to:

                           Winstead Sechrest & Minick P.C.
                           5400 Renaissance Tower
                           1201 Elm Street
                           Dallas, Texas  75270
                           Attention:     Thomas W. Hughes, Esq.
                           Telecopy:      (214) 745-5390

                  (b)      if to the Company:

                           ColorTyme, Inc.
                           1231 Greenway Drive
                           Suite 900
                           Irving, Texas  75038-2040
                           Attention:  Mitch Fadel
                           Telecopy:      (214) 714-5436
                           With a copy to:

                    Looper, Reed, Mark & McGuire Incorporated
                           4100 Thanksgiving Tower
                           1001 Elm Street
                           Dallas, Texas  75201
                           Attention John A. Koepke
                           Telecopy:      (214) 953-1332

Notices delivered personally or by telex, telecopy or facsimile shall be deemed delivered as of actual receipt, mailed notices shall be deemed delivered three days after mailing and overnight courier notices shall be deemed delivered one day after the date of sending.

         10.2 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

         10.3 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

         10.4 MISCELLANEOUS. This Agreement (together with all other documents and instruments referred to herein): (a) except for any confidentiality agreements executed in connection with the transactions contemplated hereby constitutes the entire agreement

AGREEMENT AND PLAN OF REORGANIZATION - Page 28

and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except that the Purchaser may assign all or any portion of its rights under this Agreement to any wholly-owned subsidiary but no such assignment shall relieve the Purchaser of its obligations hereunder, and except that this Agreement may be assigned by operation of law to any corporation with or into which the Purchaser may be merged.

         10.5 MATERIAL ADVERSE BREACH. Breaches of representations, warranties and covenants by either party hereto which (a) individually results in damages to the other party in excess of $100,000 or (b) in the aggregate result in damages to the other party in excess of $100,000, shall constitute, for purposes of this Agreement, a "Material Adverse Breach."

         10.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF, AND WILL, TO THE MAXIMUM EXTENT PRACTICABLE, BE DEEMED TO CALL FOR PERFORMANCE IN DALLAS COUNTY, TEXAS. COURTS WITHIN THE STATE OF TEXAS WILL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. VENUE IN ANY SUCH DISPUTE WHETHER IN FEDERAL OR STATE COURT WILL BE LAID IN DALLAS COUNTY, TEXAS.

         10.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.


                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

AGREEMENT AND PLAN OF REORGANIZATION - Page 29


                      AGREEMENT AND PLAN OF REORGANIZATION

                                 SIGNATURE PAGE


         IN WITNESS WHEREOF, the Purchaser, the Merger Sub and the Company have executed or caused this Agreement to be executed on the date first written above.


RENTERS CHOICE, INC.



By:
     Its:


CT ACQUISITION CORPORATION



By:
     Its:


COLORTYME, INC.



By:
     Its:



AGREEMENT AND PLAN OF REORGANIZATION - Page 30